Exhibit 99.1

Ashland reports third quarter 2026 results and reaffirms full-year sales & Adjusted EBITDA outlook

•
Sales of $497 million, up seven percent from the prior-year quarter
•
Income from continuing operations of $41 million, or $0.89 per diluted share
•
Adjusted Income from Continuing Operations Excluding Intangibles Amortization Expense of $47 million, or $1.02 per diluted share
•
Net income of $16 million, or $0.35 per diluted share
•
Sales volumes rose six percent from the prior-year quarter, with gains achieved across all business units
•
Adjusted EBITDA of $109 million, down four percent from the prior-year quarter, primarily reflecting growth in Life Sciences and Personal Care, more than offset by lower Specialty Additives and Intermediates earnings
•
Cash flows provided by operating activities of $121 million; Ongoing Free Cash Flow2 of $103 million
•
Reaffirming full‑year fiscal 2026 sales guidance of $1,835-$1,870 million and Adjusted EBITDA guidance of $385-$400 million

WILMINGTON, Del., July 28, 2026 – Ashland Inc. (NYSE: ASH) today announced financial results1 for the third quarter of fiscal year 2026, which ended June 30, 2026, and reaffirmed its full-year fiscal 2026 sales and Adjusted EBITDA outlook. Ashland, a global additives and specialty ingredients company, holds leadership positions in high-quality, consumer-focused markets including pharmaceuticals, personal care and architectural coatings.

“Ashland’s third-quarter results reflected broad-based demand and strong commercial execution across the portfolio,” said Guillermo Novo, chair and chief executive officer, Ashland. “Sales increased seven percent year-over-year, with growth achieved across all business units and regions. Our teams continued to successfully recover higher raw material costs through pricing actions, preserving margins while maintaining strong customer relationships. Life Sciences delivered double-digit sales gains, benefiting from broad demand across pharma and continued progress from our globalize and innovate strategies. Personal Care generated another quarter of strong performance, led by momentum in biofunctional actives, high-single-digit growth in skin care, and favorable contributions from hair care and microbial protection. Specialty Additives benefited from continued growth in coatings and performance specialties driven by share gains and strong commercial momentum. In Intermediates, merchant sales increased, reflecting improving NMP demand for battery-related applications.”

Novo continued, “Our third quarter results reflected continued progress on the initiatives that are strengthening our operations and positioning the company for improved profitability over time. Plant operations improved during the quarter and profitability increased sequentially, and we recognize there is still work to do and expect continued progress as we advance our operational priorities and investments to improve reliability and throughput across the network.”

“Our globalize and innovate strategies continued to exceed our targets, driven by strong customer engagement, innovation execution and momentum across our differentiated portfolio,” Novo said. “We also generated healthy cash flow in the quarter, supported by disciplined inventory management. Importantly, we ended the quarter with net leverage of 2.4x, returning to our long-term target range and further strengthening our financial flexibility. As operational performance continues to improve and production increasingly aligns with demand, we expect greater flexibility across the network and an improving profitability profile. We are also expanding the reach of our technology platforms, creating new opportunities to deliver differentiated solutions, deepen customer engagement and support long-term value creation. While the macroeconomic environment remains uncertain, we remain focused on the factors within our control, including commercial execution, operating performance, cash generation and productivity.”

Third-quarter sales were $497 million, up seven percent from $463 million in the prior-year quarter. Sales volumes increased across all business units. Pricing increased by approximately one percent led by strength in Specialty Additives and Life Sciences. Foreign currency movements contributed a favorable $3 million, or one percent, to sales.

Net income was $16 million, up from a loss of $742 million in the prior year. Income from continuing operations was $41 million, or $0.89 per diluted share, compared to a loss of ($15.70) last year. Adjusted Income from Continuing Operations Excluding Intangibles Amortization Expense was $47 million, down from $48 million, or $1.02 per diluted share versus $1.04 in the prior year. Adjusted Operating Income was $63 million, down from $65 million last year. Adjusted EBITDA was $109 million, representing a 21.9 percent margin, down four percent from $113 million in the prior-year quarter, as favorable volumes and pricing actions were more than offset by the lingering impact of lower production rates experienced earlier in the fiscal year, inflationary cost pressures, and the normalization of incentive compensation from a low prior-year base. Foreign currency movements contributed a favorable $1 million to Adjusted EBITDA.

Average diluted shares outstanding were 46 million in the third quarter, flat versus 46 million in the prior-year quarter.

Cash flows provided by operating activities were $121 million, up from $114 million in the prior-year quarter, driven primarily by working capital improvements. Ongoing Free Cash Flow totaled $103 million versus $108 million in the prior‑year quarter as ongoing free cash flow conversion rates remained above 90% in both periods.

Reportable Segment Performance

To aid in the understanding of Ashland’s ongoing business performance, the results of Ashland reportable segments are described below on an adjusted basis. In addition, EBITDA and Adjusted EBITDA are reconciled to operating income in Table 4. Free Cash Flow, Ongoing Free Cash Flow and Adjusted Operating Income are reconciled in Table 6 and Adjusted Income from Continuing Operations, Adjusted Diluted Earnings Per Share and Adjusted Diluted Earnings Per Share Excluding Intangible Amortization Expense are reconciled in Table 7 of this news release. These adjusted results are considered non-GAAP financial measures. For a full description of the non-GAAP financial measures used, see the “Use of Non-GAAP Measures” section that further describes these adjustments below.

Life Sciences

Sales for the Life Sciences segment totaled $180 million in the third quarter, an increase of 11 percent compared to the prior-year quarter. Performance was driven by higher sales volumes, led by broad-based pharma demand across all major regions and product categories, continued strength in high-purity excipients and injectables, and customer order timing during the quarter. Pharma achieved double-digit sales growth, representing its fifth consecutive quarter of year-over-year volume gains, while Ashland's innovate strategy continued to support momentum in differentiated cellulose grades, injectables and low-nitrite products. Prices increased year-over-year following previously announced pricing actions, and foreign currency movements contributed a favorable impact of approximately $1 million to segment sales.

Adjusted Operating Income for the quarter was $45 million, up from $40 million in the prior‑year quarter. Adjusted EBITDA totaled $60 million, representing a 33 percent margin and an 11 percent increase versus $54 million last year. The year‑over‑year increase was driven primarily by higher volumes and favorable pricing and product mix, partially offset by higher SARD. Foreign currency movements had a negligible impact on Adjusted EBITDA in the quarter. Life Sciences continues to benefit from resilient pharma demand, broad-based volume growth, and strong commercial execution, supported by ongoing momentum across its globalize and innovate strategies.

Personal Care

Personal Care sales in the third quarter were $155 million, an increase of five percent compared to $147 million in the prior-year quarter. Performance was driven by strong volume growth across end markets and regions, including high-single-digit growth in skin care, mid-single-digit growth in hair care and low-single-digit growth in oral and home care. Care Ingredients delivered solid gains, biofunctional actives delivered strong double-digit growth and microbial protection delivered favorable growth supported by double-digit volume gains. Performance was led by the Americas and China and supported by continued progress across Ashland's globalize and innovate strategies. Pricing improved sequentially during the quarter, while foreign currency movements contributed approximately $1 million to segment sales.

Adjusted Operating Income was $30 million, up from $26 million in the prior‑year period. Adjusted EBITDA was $45 million, compared to $41 million in the prior-year quarter, representing a margin of 29 percent. Improved profitability was driven primarily by higher sales volumes and favorable product mix, partially offset by lower pricing. Personal Care delivered strong margins while continuing to advance targeted commercial and innovation initiatives across the portfolio.

Specialty Additives

Specialty Additives sales were $136 million in the third quarter; an increase of four percent compared to the prior-year quarter. Performance was driven by favorable pricing and mix, as continued growth in Coatings and Performance Specialties reflected strong commercial execution and share gains. These strengths more than offset the expected weakness in Construction and Energy and Resources, where market conditions remained challenged reflecting continuous softness in demand and deliberate portfolio management actions. Regionally, most markets improved compared with the prior year driven by strong execution from the commercial team. Foreign currency movements provided a favorable impact of approximately $1 million to segment sales.

Adjusted Operating Income was $5 million, compared to income of $9 million in the prior-year quarter, and Adjusted EBITDA was $20 million, down from $26 million in the prior-year quarter. Results were generally in line with expectations and continued to reflect the carryover effects of the operational challenges and lower production rates discussed earlier in the fiscal year, which contributed to higher operating costs during the quarter. These impacts were partially offset by favorable pricing and product mix. Foreign currency had a negligible impact on Adjusted EBITDA during the quarter.

Intermediates

Intermediates sales totaled $37 million in the third quarter; an increase of twelve percent compared to $33 million in the prior-year quarter. This included $26 million in merchant sales, compared to $23 million in the prior year, and $11 million in captive butanediol (BDO) sales, up $1 million year-over-year. Captive BDO sales are recognized at market‑based pricing. Merchant sales improved, driven by higher N‑Methyl‑2‑pyrrolidone (NMP) demand from North American EV battery and energy-storage customers. Foreign currency movements had a negligible impact on sales in the quarter.

Adjusted Operating Income was $3 million, compared to income of $4 million in the prior-year quarter. Adjusted EBITDA was $4 million, down from $7 million in the prior-year quarter. The year-over-year decline primarily reflected lower advanced manufacturing tax credit benefits compared to the prior-year quarter, while underlying operating performance remained broadly stable. Foreign currency had a negligible impact on Adjusted EBITDA during the quarter.

Unallocated & Other

Unallocated and other expense was $37 million compared to $49 million in the prior-year quarter. The year-over-year improvement primarily reflected favorable corporate items including lower environmental expenses and the benefit of tax credits, partially offset by higher compensation-related expenses. Adjusted unallocated and other expense EBITDA was $20 million compared to $15 million in the prior-year quarter.

Financial Outlook

Ashland is reaffirming its full year fiscal 2026 sales guidance of $1,835 to $1,870 million and its Adjusted EBITDA guidance of $385 to $400 million. Ashland is also revising its adjusted EPS outlook to low-to-mid-single digit growth from mid-to-high-single digit growth, reflecting a higher tax rate associated with unfavorable discrete items. The outlook reflects continued growth across the portfolio, ongoing momentum in higher value applications, increasing realization of recent pricing actions and strong cash generation.

Despite a mixed macroeconomic backdrop, Ashland’s core Life Sciences and Personal Care end markets continue to demonstrate resilient demand, supported by stable fundamentals, continued innovation adoption from customers and strong commercial execution. Specialty Additives trends continue to improve, driven by share gains in coatings and performance specialties.

Ashland continues to benefit from growth in differentiated, higher value applications, including biofunctional actives, microbial protection, injectables and tablet coatings. Recent pricing actions are contributing to results and are expected to provide greater benefit in the fourth quarter as realization increases. Raw material and freight costs are expected to remain elevated amid geopolitical supply pressures, although Ashland expects pricing actions to offset these impacts over time.

Updated guidance

•
Sales: $1,835 to $1,870 million (no change)
•
Adjusted EBITDA: $385 million to $400 million (no change)
•
Adjusted Diluted Earnings Per Share Excluding Intangibles Amortization: low-to-mid single-digit growth
•
Ongoing Free Cash Flow Conversion: greater than 50 percent of Adjusted EBITDA with capital expenditures of approximately $~90 million

“As we look ahead, our full year expectations reflect the underlying strength of our portfolio and the momentum we are seeing across the business,” concluded Guillermo Novo, chair and chief executive officer, Ashland. “Our globalize and innovate strategies continue to exceed expectations, demand remains resilient in our core franchise, and our teams are executing well against our innovative Technology Platforms and other priorities that support long term value creation. We expect continued sequential improvement in the fourth quarter as operational performance steadily improves. Combined with strong cash generation and disciplined execution, these actions position Ashland to carry improving earnings momentum into fiscal 2027.“

Conference Call Webcast

The company’s live webcast with securities analysts will include an executive summary and detailed remarks. The live webcast will take place at 9 a.m. ET on Wednesday, July 29, 2026. Simultaneously, the company will post a slide presentation in the Investor Relations section of its website at http://investor.ashland.com.

To access the call by phone, please go to this registration link and you will be provided with dial in details. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time.

Following the live event, an archived version of the webcast and supporting materials will be available for 12 months at http://investor.ashland.com.

Use of Non-GAAP Measures

Ashland believes that by removing the impact of depreciation and amortization and excluding certain non-cash charges, amounts spent on interest and taxes, and certain other charges that are highly variable from year to year, EBITDA, Adjusted EBITDA, EBITDA Margin and Adjusted EBITDA Margin provide Ashland’s investors with performance measures that reflect the impact to operations from trends in changes in sales, margin and operating expenses, providing a perspective not immediately apparent from net income, operating income, net income margin, and operating income margin. The adjustments Ashland makes to derive the non-GAAP measures of EBITDA, Adjusted EBITDA, EBITDA Margin and Adjusted EBITDA Margin exclude items which may cause short-term fluctuations in net income and operating income and which Ashland does not consider to be the fundamental attributes or primary drivers of its business. EBITDA, Adjusted EBITDA, EBITDA Margin, and Adjusted EBITDA Margin provide disclosure on the same basis as that used by Ashland’s management to evaluate financial performance on a consolidated and reportable segment basis and provide consistency in our financial reporting, facilitate internal and external comparisons of Ashland’s historical operating performance and its business units, and provide continuity to investors for comparability purposes. EBITDA Margin and Adjusted EBITDA Margin are defined as EBITDA and Adjusted EBITDA divided by sales for the corresponding period.

Key items, which are set forth on Table 7 of this release, are defined as financial effects from significant transactions that, either by their nature or amount, have caused short-term fluctuations in net income and/or operating income which Ashland does not consider to reflect Ashland’s underlying business performance and trends most accurately. Further, Ashland believes that providing supplemental information that excludes the financial effects of these items in the financial results will enhance the investor’s ability to compare financial performance between reporting periods.

Tax-specific key items, which are set forth on Table 7 of this release, are defined as financial transactions, tax law changes or other matters that fall within the definition of key items as described above. These items relate solely to tax matters and would only be recorded within the income tax caption of the Statement of Consolidated Income. As with all key items, due to their nature, Ashland does not consider the financial effects of these tax-specific key items on net income to be the most accurate reflection of Ashland’s underlying business performance and trends.

The Free Cash Flow metrics enable Ashland to provide a better indication of the ongoing cash being generated that is ultimately available for both debt and equity holders as well as other investment opportunities. Unlike cash flow provided by operating activities, Free Cash Flow and Ongoing Free Cash Flow include the impact of capital expenditures from continuing operations and other significant items impacting Free Cash Flow, providing a more complete picture of current and future cash generation. Free Cash Flow, Ongoing Free Cash Flow, and Ongoing Free Cash Flow Conversion are non-GAAP liquidity measures that Ashland believes provide useful information to management and investors about Ashland’s ability to convert Adjusted EBITDA to ongoing Free Cash Flow. These liquidity measures are used regularly by Ashland’s stakeholders and industry peers to measure the efficiency at providing cash from regular business activity. Free Cash Flow, Ongoing Free Cash Flow, and Free Cash Flow Conversion have certain limitations, including that they do not reflect adjustments for certain non-discretionary cash flows such as mandatory debt repayments. The amount of mandatory versus discretionary expenditures can vary significantly between periods.

Adjusted Diluted Earnings Per Share is a performance measure used by Ashland and is defined by Ashland as earnings (loss) from continuing operations, adjusted for identified key items and divided by the number of outstanding diluted shares of common stock. Ashland believes this measure provides investors additional insights into operational performance by providing earnings and diluted earnings per share metrics that exclude the effect of the identified key items and tax specific key items.

The Adjusted Diluted Earnings Per Share Excluding Intangibles Amortization Expense metric enables Ashland to demonstrate the impact of non-cash intangibles amortization expense on earnings per share, in addition to key items previously mentioned. Ashland’s management believes this presentation is helpful to illustrate how previous acquisitions impact applicable period results.

Ashland does not quantitatively reconcile our guidance ranges for our non-GAAP measures to their most comparable GAAP measures in the Financial Outlook section of this news release. The guidance ranges for GAAP and non-GAAP financial measures reflect Ashland’s assessment of potential sources of variability in financial results and are informed by evaluation of multiple scenarios, many of which have interactive effects across several financial statement line items. Providing guidance for individual reconciling items between our non-GAAP financial measures and the comparable GAAP measures would imply a degree of precision and certainty in those reconciling items that is not a consistent reflection of our scenario-based process to prepare our guidance ranges. To the extent that a material change affecting the individual reconciling items between the company’s forward-looking non-GAAP and comparable GAAP financial measures is anticipated, the company has provided qualitative commentary in the Financial Outlook section of this news release for your consideration. However, as the impact of such factors cannot be predicted with a reasonable degree of certainty or precision, a quantitative reconciliation is not available without unreasonable effort.

About Ashland

Ashland Inc. (NYSE: ASH) is a global additives and specialty ingredients company with a conscious and proactive mindset for environmental, social and governance (ESG). The company serves customers in a wide range of consumer and industrial markets, including architectural coatings, construction, energy, food and beverage, personal care and pharmaceutical. Approximately 2,900 passionate, tenacious solvers – from renowned scientists and research chemists to talented engineers and plant operators – thrive on developing practical, innovative and elegant solutions to complex problems for customers in more than 100 countries. Visit ashland.com and ashland.com/ESG to learn more.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Ashland has identified some of these forward-looking statements with words such as “anticipates,” “believes,” “expects,” “estimates,” “is likely,” “predicts,” “projects,” “forecasts,” “objectives,” “may,” “will,” “should,” “plans” and “intends” and the negative of these words or other comparable terminology. Ashland may from time to time make forward-looking statements in its annual reports, quarterly reports and other filings with the U.S. Securities and Exchange Commission (“SEC”), news releases and other written and oral communications. These forward-looking statements are based on Ashland’s expectations and assumptions, as of the date such statements are made, regarding Ashland’s future operating performance, financial, operating cash flow and liquidity, as well as the economy and other future events or circumstances. These statements include, but are not limited to, expectations regarding the impact of operating performance on profitability, improved profitability in the fourth quarter, the expansion of technology platforms, Ashland’s ability to maintain improved earnings momentum into fiscal 2027, and management’s perspectives and projections regarding Ashland’s performance in fiscal year 2026.

Ashland’s expectations and assumptions include, without limitation, internal forecasts and analyses of current and future market conditions and trends, management plans and strategies, operating efficiencies and economic conditions (such as prices, supply and demand, cost of raw materials, and the ability to recover raw-material cost increases through price increases), and risks and uncertainties associated with the following: Ashland’s aggressive growth goals and the extent to which such goals may be impacted by a failure to optimize our tangible and intangible assets, a failure to identify and integrate acquisition targets, any unexpected costs and liabilities associated with such acquisitions, and goodwill impairment; business disruptions stemming from natural, operational, and other catastrophic events, including disruptions to supply and logistics functions, manufacturing delays, and information technology system and network failures; climate change and related resource impacts; changes in consumer preferences and a reduction in demand for Ashland’s products; risks inherent in operating a global business, including tariffs and other trade policies, geopolitical instability and armed conflict, and challenges associated with hiring and managing a diverse workforce across countries with differing laws, regulations, and cultural practices; economic downturns and disruptions in the financial markets; Ashland’s substantial indebtedness, including the possibility that such indebtedness and related restrictive covenants may adversely affect our future cash flows, limit our ability to repay debt and obtain future financing, place Ashland at a competitive disadvantage, and make us more vulnerable to interest rate increases; our ability to develop and market new products and remain competitive in the markets in which we operate; our ability to pass increases in the costs of energy and raw materials to customers and to fulfill our contractual requirements with customers and vendors; downward pressures on prices and margins; the ability to attract and retain key employees and to provide for effective succession planning; cybersecurity risks, including disruptions to or failures in Ashland’s information technology systems and networks, malicious cyberattacks, and the inadvertent or accidental disclosure or loss of proprietary or sensitive information; Ashland’s ability to effectively protect and enforce its intellectual property rights; exposure to products liability claims; risks related to compliance with environmental, health, and safety regulations, including the potential for costly litigation, remediation, and settlement actions; exposure to pending and threatened asbestos-related litigation; changes in the legal and regulatory landscapes in which we operate; changes in taxation or adverse tax rulings; and, without limitation, risks and uncertainties affecting Ashland that are described in Ashland’s most recent Annual Report on Form 10-K (including Item 1A Risk Factors) filed with the SEC, which is available on Ashland’s website at http://investor.ashland.com or on the SEC’s website at http://www.sec.gov. Various risks and uncertainties may cause actual results to differ materially from those stated, projected or implied by any forward-looking statements. Ashland believes its expectations and assumptions are reasonable, but there can be no assurance that the expectations reflected herein will be achieved. Unless legally required, Ashland undertakes no obligation to update any forward-looking statements made in this news release whether as a result of new information, future events or otherwise.

1Financial results are preliminary until Ashland’s Form 10-Q is filed with the U.S. Securities and Exchange Commission.

2The Ongoing Free Cash Flow metric excludes the impact of inflows and outflows from U.S. and Foreign Accounts Receivable Sales Program and payments related to restructuring and environmental and litigation-related matters in both the current-year and prior-year periods.

™ Trademark, Ashland or its subsidiaries, registered in various countries.

FOR FURTHER INFORMATION:

Investor Relations:	Media Relations:
Sandy Klugman	Carolmarie C. Brown
+1 (302) 594-7777	+1 (302) 995-3158
sandy.klugman@ashland.com	ccbrown@ashland.com

Ashland Inc. and Consolidated Subsidiaries STATEMENTS OF CONDENSED CONSOLIDATED INCOME (LOSS) (In millions except per share data - preliminary and unaudited)	Table 1

	Three months ended		Nine months ended
	June 30		June 30
	2026	2025	2026	2025

Sales	$497	$463	$1,365	$1,347
Cost of sales	327	331	943	957
GROSS PROFIT	170	132	422	390
Selling, general and administrative expense	99	106	264	268
Research and development expense	15	13	41	41
Intangibles amortization expense	15	15	46	47
Equity and other income	1	-	2	1
Goodwill impairment	-	706	-	706
Income (loss) on divestitures, net	1	-	3	(165)
OPERATING INCOME (LOSS)	43	(708)	76	(836)
Net interest and other (income) expense	(8)	(5)	19	34
Other net periodic benefit (income) loss	(5)	1	(3)	4
INCOME (LOSS) FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	56	(704)	60	(874)
Income tax expense (benefit)	15	15	18	(19)
INCOME (LOSS) FROM CONTINUING OPERATIONS	41	(719)	42	(855)
Loss from discontinued operations, net of income taxes	(25)	(23)	(22)	(22)
NET INCOME (LOSS)	$16	$(742)	$20	$(877)

DILUTED EARNINGS (LOSS) PER SHARE
Income (loss) from continuing operations	$0.89	$(15.70)	$0.91	$(18.39)
Loss from discontinued operations	(0.54)	(0.51)	(0.48)	(0.46)
Net income (loss)	$0.35	$(16.21)	$0.43	$(18.85)

AVERAGE DILUTED COMMON SHARES OUTSTANDING(a)	46	46	46	47

SALES
Life Sciences	180	162	491	468
Personal Care	155	147	428	426
Specialty Additives	136	131	372	380
Intermediates	37	33	103	104
Intersegment sales	(11)	(10)	(29)	(31)
	$497	$463	$1,365	$1,347

OPERATING INCOME (LOSS)
Life Sciences	45	(343)	97	(301)
Personal Care	29	25	67	64
Specialty Additives	3	(345)	(12)	(343)
Intermediates	3	4	6	6
Unallocated and other	(37)	(49)	(82)	(262)
	$43	$(708)	$76	$(836)

(a)
As a result of the loss from continuing operations for both the three and nine months ended June 30, 2025, the effect of the share-based awards convertible to common shares would be anti-dilutive. In accordance with U.S. GAAP, these shares have been excluded from the diluted earnings (loss) per share calculation for the period.

Ashland Inc. and Consolidated Subsidiaries CONDENSED CONSOLIDATED BALANCE SHEETS (In millions - preliminary and unaudited)	Table 2

	June 30	September 30
	2026	2025
ASSETS
Current assets
Cash and cash equivalents	$440	$215
Accounts receivable, net	256	242
Inventories	490	568
Other assets	106	180
Total current assets	1,292	1,205

Noncurrent assets
Property, plant and equipment
Cost	3,377	3,355
Accumulated depreciation	2,228	2,154
Net property, plant and equipment	1,149	1,201

Goodwill	700	705
Intangibles, net	513	563
Operating lease assets, net	100	103
Restricted investments	285	297
Asbestos insurance receivable, net	139	127
Deferred income taxes	157	157
Other assets	243	253
Total noncurrent assets	3,286	3,406

Total assets	$4,578	$4,611

LIABILITIES AND EQUITY
Current liabilities
Trade and other payables	$198	$189
Accrued expenses and other liabilities	208	213
Current operating lease obligations	18	21
Total current liabilities	424	423

Noncurrent liabilities
Long-term debt	1,374	1,384
Asbestos litigation reserves	399	389
Deferred income taxes	31	31
Employee benefit obligations	88	96
Operating lease obligations	84	85
Other liabilities	308	299
Total noncurrent liabilities	2,284	2,284

Equity	1,870	1,904

Total liabilities and equity	$4,578	$4,611

Ashland Inc. and Consolidated Subsidiaries STATEMENTS OF CONDENSED CONSOLIDATED CASH FLOWS (In millions - preliminary and unaudited)	Table 3

	Three months ended		Nine months ended
	June 30		June 30
	2026	2025	2026	2025
CASH FLOWS PROVIDED (USED) BY OPERATING ACTIVITIES FROM CONTINUING OPERATIONS
Net income (loss)	$16	$(742)	$20	$(877)
Loss from discontinued operations, net of income taxes	25	23	22	22
Adjustments to reconcile income (loss) from continuing operations to cash flows from operating activities
Depreciation and amortization	47	76	141	187
Original issue discount and debt issuance cost amortization	2	2	6	5
Deferred income taxes	2	4	4	5
Gain from sales of property, plant and equipment	-	-	(2)	(11)
Equity income from affiliates	-	-	(1)	(1)
Stock based compensation expense	5	3	13	11
Loss from excess tax deduction on stock based compensation	-	-	(1)	-
Income from restricted investments	(23)	(22)	(28)	(15)
Loss on divestitures, net	-	-	-	176
Goodwill impairment	-	706	-	706
Pension contributions	(5)	(2)	(10)	(9)
(Gain) loss on pension and other postretirement plan remeasurements	(5)	-	(5)	1
Change in operating assets and liabilities(a)	57	66	136	(106)
Total cash flows provided by operating activities from continuing operations	121	114	295	94
CASH FLOWS PROVIDED (USED) BY INVESTING ACTIVITIES FROM CONTINUING OPERATIONS
Additions to property, plant and equipment	(20)	(20)	(51)	(64)
Proceeds from disposal of property, plant and equipment	-	-	4	11
Proceeds from sale of operations	2	-	2	16
Proceeds from settlement of Company-owned life insurance contracts	5	4	25	5
Company-owned life insurance payments	-	-	(1)	(1)
Funds restricted for specific transactions	(2)	-	(9)	(8)
Reimbursements from restricted investments	19	17	52	41
Proceeds from sale of securities	13	11	40	36
Purchases of securities	(13)	(11)	(40)	(36)
Total cash flows provided by investing activities from continuing operations	4	1	22	-
CASH FLOWS USED BY FINANCING ACTIVITIES FROM CONTINUING OPERATIONS
Repurchase of common stock	-	-	-	(100)
Repayment from short-term debt	-	(50)	-	-
Debt issuance costs	(2)	-	(2)	-
Cash dividends paid	(19)	(19)	(57)	(57)
Stock based compensation employee withholding taxes paid in cash	-	-	(1)	(4)
Total cash flows used by financing activities from continuing operations	(21)	(69)	(60)	(161)
CASH PROVIDED (USED) BY CONTINUING OPERATIONS	104	46	257	(67)
Cash used by discontinued operations
Operating cash flows	(6)	(9)	(31)	(27)
Effect of currency exchange rate changes on cash and cash equivalents(b)	-	2	(1)	1
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	98	39	225	(93)
CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	342	168	215	300
CASH AND CASH EQUIVALENTS - END OF PERIOD	$440	$207	$440	$207

DEPRECIATION AND AMORTIZATION
Life Sciences	15	22	43	61
Personal Care	15	15	46	49
Specialty Additives	15	36	47	67
Intermediates	1	3	4	10
Unallocated and other	1	-	1	-
	$47	$76	$141	$187

(a)
Excludes changes resulting from operations acquired or sold.
(b)
Zero denotes less than $1 million of activity.

Ashland Inc. and Consolidated Subsidiaries RECONCILIATION OF NON-GAAP DATA - ADJUSTED EBITDA (In millions - preliminary and unaudited)	Table 4

	Three months ended
	June 30
Adjusted EBITDA - Ashland Inc.	2026	2025
Net income (loss)	$16	$(742)
Income tax expense	15	15
Net interest and other income	(8)	(5)
Depreciation and amortization(a)	46	49
EBITDA	69	(683)
Loss from discontinued operations, net of income taxes	25	23
Gain on pension and other postretirement plan remeasurements	(5)	-
Operating key items (see Table 5)	20	773
Adjusted EBITDA	$109	$113

Adjusted EBITDA - Life Sciences
Operating income (loss)	$45	$(343)
Add:
Depreciation and amortization(a)	15	14
Operating key items (see Table 5)	-	383
Adjusted EBITDA	$60	$54

Adjusted EBITDA - Personal Care
Operating income	$29	$25
Add:
Depreciation and amortization	15	15
Operating key items (see Table 5)	1	1
Adjusted EBITDA	$45	$41

Adjusted EBITDA - Specialty Additives
Operating income (loss)	$3	$(345)
Add:
Depreciation and amortization(a)	15	17
Operating key items (see Table 5)	2	354
Adjusted EBITDA	$20	$26

Adjusted EBITDA - Intermediates
Operating income	$3	$4
Add:
Depreciation and amortization	1	3
Adjusted EBITDA	$4	$7

(a)
Depreciation and amortization excludes accelerated depreciation expense of $1 million for Unallocated and other for the three months ended June 30, 2026, $8 million for Life Sciences for the three months ended June 30, 2025, and $19 million for Specialty Additives for the three months ended June 30, 2025, which are included as a key item within this table as a component of Adjusted EBITDA.

Ashland Inc. and Consolidated Subsidiaries SEGMENT COMPONENTS OF KEY ITEMS FOR APPLICABLE CONDENSED CONSOLIDATED INCOME (LOSS) STATEMENT CAPTIONS (In millions - preliminary and unaudited)	Table 5

	Three Months Ended June 30, 2026
	Life Sciences	Personal Care	Specialty Additives	Intermediates	Unallocated and other	Total
OPERATING INCOME (LOSS)
Operating key items:
Environmental reserve adjustments	$-	$-	$-	$-	$(17)	$(17)
Restructuring, separation and other costs	-	-	-	-	(7)	(7)
Other plant optimization costs	-	(1)	(2)	-	-	(3)
Accelerated depreciation	-	-	-	-	(1)	(1)
Tax credit	-	-	-	-	8	8
All other operating income (loss)	45	30	5	3	(20)	63
Operating income (loss)	45	29	3	3	(37)	43

NET INTEREST AND OTHER (INCOME) EXPENSE
Key items					(20)	(20)
All other net interest and other expense					12	12
					(8)	(8)

OTHER NET PERIODIC BENEFIT GAIN
Key items					(5)	(5)
All other net periodic benefit costs					-	-
					(5)	(5)
INCOME TAX EXPENSE (BENEFIT)
Tax effect of key items(a)					(1)	(1)
All other income tax expense					16	16
					15	15
INCOME (LOSS) FROM CONTINUING OPERATIONS	$45	$29	$3	$3	$(34)	$46

	Three Months Ended June 30, 2025
	Life Sciences	Personal Care	Specialty Additives	Intermediates	Unallocated and other	Total
OPERATING INCOME (LOSS)
Operating key items:
Goodwill impairment	$(375)	$-	$(331)	$-	$-	$(706)
Environmental reserve adjustments	-	-	(2)	-	(28)	(30)
Accelerated depreciation	(8)	-	(19)	-	-	(27)
Restructuring, separation and other costs	-	-	-	-	(7)	(7)
Other plant optimization costs	-	(1)	(2)	-	-	(3)
All other operating income (loss)	40	26	9	4	(14)	65
Operating income (loss)	(343)	25	(345)	4	(49)	(708)

NET INTEREST AND OTHER (INCOME) EXPENSE
Key items					(19)	(19)
All other net interest and other expense					14	14
					(5)	(5)

OTHER NET PERIODIC BENEFIT LOSS					1	1

INCOME TAX EXPENSE (BENEFIT)
Tax effect of key items(a)					(12)	(12)
Tax specific key items(b)					13	13
All other income tax expense					14	14
					15	15
INCOME (LOSS) FROM CONTINUING OPERATIONS	$(343)	$25	$(345)	$4	$(60)	$(719)

(a)
Represents the tax effect of the key items that are previously identified above.
(b)
Represents key items resulting from tax specific financial transactions, tax law changes or other matters that fall within the definition of tax specific key items. See Table 7 for additional information.

Ashland Inc. and Consolidated Subsidiaries RECONCILIATION OF CERTAIN NON-GAAP DATA (In millions - preliminary and unaudited)	Table 6

	Three months ended		Nine months ended
	June 30		June 30
Free cash flows	2026	2025	2026	2025
Total cash flows provided by operating activities from continuing operations	$121	$114	$295	$94
Adjustments:
Additions to property, plant and equipment	(20)	(20)	(51)	(64)
Free Cash Flows	$101	$94	$244	$30
Tax refund(a)	-	-	(103)	-
Cash (inflows) outflows from U.S. Accounts Receivable Sales Program(b)	(8)	1	(9)	11
Cash inflows from Foreign Accounts Receivable Sales Program(c)	(5)	(4)	(12)	(13)
Restructuring-related payments(d)	8	6	18	23
Environmental and related litigation payments(e)	7	11	21	24
Ongoing Free Cash Flow	$103	$108	$159	$75

Net income (loss)	$16	$(742)	$20	$(877)
Adjusted EBITDA(f)	$109	$113	$265	$282

Operating Cash Flow Conversion(g)	756%	Not meaningful	1475%	Not meaningful
Ongoing Free Cash Flow Conversion(h)	95%	96%	60%	27%

(a)
Represents receipt of tax refund related to the capital loss carryback from the Nutraceutical business divestiture.
(b)
Represents activity associated with the U.S. Accounts Receivable Sales Program impacting each period presented.
(c)
Represents activity associated with the Foreign Accounts Receivable Sales Program impacting each period presented.
(d)
Restructuring payments incurred during each period presented.
(e)
Represents cash outflows associated with environmental and related litigation payments which will be reimbursed by the Environmental trust.
(f)
See Adjusted EBITDA reconciliation.
(g)
Operating Cash Flow Conversion is defined as Cash flows provided by operating activities from continuing operations divided by net income (loss).
(h)
Ongoing Free Cash Flow Conversion is defined as Ongoing Free Cash Flow divided by Adjusted EBITDA.

	Three months ended		Nine months ended
	June 30		June 30
Adjusted Operating Income	2026	2025	2026	2025
Operating income (loss) (as reported)	$43	$(708)	$76	$(836)
Key items, before tax:

Environmental reserve adjustments	17	30	28	33
Other plant optimization costs	3	3	18	12
Restructuring, separation and other costs	7	7	14	18
Accelerated depreciation	1	27	5	40
Goodwill impairment	-	706	-	706
Avoca business impairment and sale	-	-	-	175
Held for sale depreciation and amortization	-	-	-	(2)
Income on divestitures, net	-	-	(2)	(10)
Tax credit	(8)	-	(8)	-
Adjusted Operating Income (non-GAAP)	$63	$65	$131	$136

Ashland Inc. and Consolidated Subsidiaries RECONCILIATION OF CERTAIN NON-GAAP DATA (In millions except per share data - preliminary and unaudited)	Table 7

	Three months ended		Nine months ended
	June 30		June 30
	2026	2025	2026	2025
Income (loss) from continuing operations (as reported)	$41	$(719)	$42	$(855)
Key items, before tax:
Environmental reserve adjustments	17	30	28	33
Other plant optimization costs	3	3	18	12
Restructuring, separation and other costs	7	7	14	18
Unrealized gains on securities	(20)	(19)	(18)	(5)
Accelerated depreciation	1	27	5	40
Goodwill impairment	-	706	-	706
Avoca business impairment and sale	-	-	-	175
(Gain) loss on pension plan remeasurements	(5)	-	(5)	1
Held for sale depreciation and amortization	-	-	-	(2)
Income on divestitures, net	-	-	(2)	(10)
Tax credit	(8)	-	(8)	-
Key items, before tax	(5)	754	32	968
Tax effect of key items(a)	(1)	(12)	(10)	(64)
Key items, after tax	(6)	742	22	904
Tax specific key items:
Uncertain tax positions	-	5	-	1
Other and tax reform related activity	-	8	-	19
Tax specific key items(b)	-	13	-	20
Total key items	(6)	755	22	924
Adjusted Income from Continuing Operations (non-GAAP)	$35	$36	$64	$69
Amortization expense adjustment (net of tax)(c)	12	12	37	39
Adjusted Income from Continuing Operations (non-GAAP) Excluding Intangibles Amortization Expense	$47	$48	$101	$108

(a)
Represents the tax effect of the key items that are previously identified above.
(b)
Represents key items resulting from tax specific financial transactions, tax law changes or other matters that fall within the definition of tax specific key items. These tax specific key items included the following:

- Uncertain tax positions: Includes the impact from the settlement of uncertain tax positions with various tax authorities.

- Other and tax reform: Includes the impact from the remeasurement of foreign deferred tax balances resulting from the impact from rate changes for foreign jurisdictions and other tax law changes enacted during fiscal 2025.

(c)
Amortization expense adjustment (net of tax) tax rates were 20% for both the three and nine months ended June 30, 2026, and 20% and 21% for the three and nine months ended June 30, 2025, respectively.

Ashland Inc. and Consolidated Subsidiaries RECONCILIATION OF CERTAIN NON-GAAP DATA (In millions except per share data - preliminary and unaudited)	Table 7 (Continued)

	Three months ended		Nine months ended
	June 30		June 30
	2026	2025	2026	2025
Diluted EPS from continuing operations (as reported)	$0.89	$(15.70)	$0.91	$(18.39)
Key items, before tax:
Environmental reserve adjustments	0.36	0.65	0.61	0.71
Other plant optimization costs	0.07	0.07	0.40	0.26
Restructuring, separation and other costs	0.14	0.15	0.30	0.38
Unrealized gains on securities	(0.43)	(0.41)	(0.40)	(0.10)
Accelerated depreciation	0.02	0.59	0.10	0.85
Goodwill impairment	-	15.41	-	15.19
Avoca business impairment and sale	-	-	-	3.73
(Gain) loss on pension plan remeasurements	(0.11)	-	(0.11)	0.02
Held for sale depreciation and amortization	-	-	-	(0.04)
Income on divestitures, net	-	-	(0.04)	(0.21)
Tax credit	(0.17)	-	(0.17)	-
Key items, before tax	(0.12)	16.46	0.69	20.79
Tax effect of key items(a)	(0.02)	(0.26)	(0.21)	(1.36)
Key items, after tax	(0.14)	16.20	0.48	19.43
Tax specific key items:
Uncertain tax positions	-	0.11	-	0.03
Other and tax reform related activity	-	0.17	-	0.40
Tax specific key items(b)	-	0.28	-	0.43
Total key items	(0.14)	16.48	0.48	19.86
Adjusted Diluted EPS from Continuing Operations (non-GAAP)	$0.75	$0.78	$1.39	$1.47
Amortization expense adjustment (net of tax)(c)	0.27	0.26	0.80	0.83
Adjusted Diluted EPS from Continuing Operations (non-GAAP) Excluding Intangibles Amortization Expense	$1.02	$1.04	$2.19	$2.30

(a)
Represents the tax effect of the key items that are previously identified above.
(b)
Represents key items resulting from tax specific financial transactions, tax law changes or other matters that fall within the definition of tax specific key items. These tax specific key items included the following:

- Uncertain tax positions: Includes the impact from the settlement of uncertain tax positions with various tax authorities.

- Other and tax reform: Includes the impact from the remeasurement of foreign deferred tax balances resulting from the impact from rate changes for foreign jurisdictions and other tax law changes enacted during fiscal 2025.

(c)
Amortization expense adjustment (net of tax) tax rates were 20% for both the three and nine months ended June 30, 2026, and 20% and 21% for the three and nine months ended June 30, 2025, respectively.